Exhibit 4.1

                           CERTIFICATE OF DESIGNATION

                                       OF

       CLASS C 9.0% INCREASING RATE REDEEMABLE CUMULATIVE PREFERRED STOCK

                                       OF

                                FIRST BANKS, INC.

      First Banks, Inc., a corporation organized and existing under the laws of the State of Missouri (the "Company"), in accordance with the provisions of
Section 351.180 of the General and Business Corporation Law thereof, does hereby certify:

      The board of directors of the Company (the "Board of Directors"), in accordance with the restated articles of incorporation of the Company and applicable law, adopted the following resolution on December 24, 2008 eliminating all prior references to Class C 9.0% Increasing Rate Redeemable Cumulative Preferred Stock (the "Old Class C Preferred"):

      RESOLVED, that pursuant to the provisions of the Articles of the Company and applicable law, whereby no previously issued shares of Old Class C Preferred are now outstanding and no shares of the Old Class C Preferred will be issued subject to any certificate of designations previously filed with respect to such class, the Board of Directors hereby eliminates the Old Class C Preferred.

      IN WITNESS WHEREOF, First Banks, Inc. has caused this Certificate of Designation to be signed by Terrance M. McCarthy, its President and Chief Executive Officer, this 24th day of December, 2008.

ATTEST:                                       FIRST BANKS, INC.


/s/ Peter D. Wimmer                           /s/ Terrance M. McCarthy
______________________________            By: __________________________________
Peter D. Wimmer                               Terrance M. McCarthy
Secretary                                     President, Chief Executive Officer


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